Exhibit 8.1

Troutman Sanders LLP 875 Third Avenue New York, NY 10022

troutman.com

006174.087787

June 12, 2018

Dynex Capital, Inc.

4991 Lake Brook Drive, Suite 100

Glen Allen, Virginia 23060

Re:	Dynex Capital, Inc.

Ladies and Gentlemen:

We have acted as counsel to Dynex Capital, Inc., a Virginia corporation (“Dynex” or “you”), in connection with the preparation of a pre-effective amendment no. 1 to a registration statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale by Dynex from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of the following securities with a proposed maximum aggregate offering price of up to $500,000,000: (1) shares of common stock, $0.01 par value per share (the “Common Stock”); (2) shares of preferred stock, $0.01 par value per share, to be issued in one or more series (the “Preferred Stock”); (3) debt securities, in one or more series, any series of which may be either senior debt securities or subordinated debt securities (collectively, the “Debt Securities”); (4) warrants to purchase Common Stock, Preferred Stock or Debt Securities (“Warrants”); (5) rights to purchase Common Stock, Preferred Stock, Debt Securities, Warrants or Units (as defined below); and (6) units consisting of two or more of the foregoing (“Units”).

You have requested our opinion regarding Dynex’s qualification as a real estate investment trust (“REIT”) pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its 2015 and 2016 taxable years. In addition, you have requested our opinion with respect to whether Dynex’s organization and contemplated method of operations are such as to enable it to continue to qualify as a REIT for its 2017 taxable year and subsequent taxable years.

Dynex has a number of wholly-owned subsidiaries (“qualified REIT subsidiaries”), the income, liabilities, and assets of which are consolidated with those of Dynex for U.S. federal income tax purposes. This letter refers to Dynex, together with such subsidiaries, as “Consolidated Dynex.” In connection with the opinions rendered below, we have examined such records, certificates, documents and other materials as we considered necessary or appropriate as a basis for such opinion, including, without limitation, the following:

1.	The Restated Articles of Incorporation of Dynex, as amended, effective June 2, 2014;

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2.	The Amended and Restated Bylaws of Dynex, effective as of March 12, 2018;

3.	Consolidated Dynex’s federal income tax return for its taxable years 2014, 2015 and 2016;

4.	The 2017 Form 10-K of Consolidated Dynex;

5.	The Registration Statement and the Prospectus;

6.	The representation letter, dated the date hereof, delivered to us by an officer of Dynex as to relevant factual matters and covenants as to future operations (the “Representation Letter”); and

7.	such other documents as we have deemed necessary or appropriate for purposes of the opinions provided herein.

In connection with the opinion rendered below, we have assumed that each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy, and has not been amended, and is accurate, correct and complete in all material respects. We have further assumed that during Consolidated Dynex’s 2017 taxable year and subsequent taxable years, it has conducted, and will continue to conduct, its affairs in a manner that will make the representations set forth in the Representation Letter true for such years; and that neither Dynex nor any subsidiary of Dynex will make any amendments to its organizational documents after the date of this opinion that would affect Consolidated Dynex’s qualification as a REIT for any taxable year.

Further the opinion is based on the assumption that (i) Consolidated Dynex met certain asset, income and distribution requirements applicable to REITs, (ii) if Consolidated Dynex were ultimately found not to have met the REIT distribution requirements for any taxable year, such failure was due to reasonable cause and not due to willful neglect; (iii) each of Dynex and its subsidiaries has been and will continue to operate in accordance with the laws of the jurisdiction in which it was formed, and in the manner described in the relevant articles of incorporation, bylaws, partnership agreement, LLC operating agreement or other organizational documents, (iv) there will be no changes in the applicable law of Virginia or of any other jurisdiction under the laws of which any of the entities comprising Dynex and its subsidiaries have been formed, and (v) each of the written agreements to which Dynex or its subsidiaries is a party has been and will be implemented, construed and enforced in accordance with its terms, without regard to any parole evidence. In addition, for the purposes of rendering this opinion, we have not made an independent investigation or reached independent conclusions as to the assumptions that we have made or of the facts set forth in any of the aforementioned documents, including, without limitation, the Registration Statement, the Prospectus, the Prospectus Supplement, and the Representation Letter.

Based solely on the documents, assumptions, and representations set forth above, and without further investigation, we are of the opinion that Consolidated Dynex qualified as a REIT in its 2015 and 2016 taxable years and that its organization and contemplated method of operation are such that it will continue to so qualify for its 2017 taxable year and subsequent

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taxable years. Except as described herein we have performed no further due diligence and have made no efforts to verify the accuracy or genuineness of the documents, assumptions, and representations set forth above.

The ability of Consolidated Dynex to qualify as a REIT for subsequent taxable years will depend on future events, some of which are not within the control of Consolidated Dynex. Additionally, it is not possible to predict whether the statements, representations, warranties, or assumptions on which we have relied to issue this opinion will continue to be accurate in the future. We will not review Consolidated Dynex’s compliance with the documents or assumptions, or the representations set forth above. Accordingly, no assurance can be given that the actual results of Consolidated Dynex’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinion is based on the Code and Treasury Regulations promulgated thereunder, each as amended from time to time and as in existence as of the date hereof, and on existing administrative and judicial interpretations thereof. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the Internal Revenue Service or any court, and there can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it speaks only as of the date hereof. Except as provided in the next paragraphs, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We consent to the references to this firm in the Prospectus filed with the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement in which the Prospectus is included. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ TROUTMAN SANDERS LLP